Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-30528) of our report dated June 25, 2008 relating to the statements of net assets available for benefits of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i- schedule of assets (held at end of year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan.

St. Louis, Missouri

June 25, 2008